Exhibit 21

CONSOL Energy Inc.

CORPORATE DIRECTORY

As of January 31, 2011

(In alphabetical order reflecting correct capitalization)

AMVEST Coal & Rail, LLC.	Fairmont Supply Company
AMVEST Coal Sales, Inc.	Fola Coal Company, LLC.
AMVEST Corporation	Glamorgan Coal Company, LLC.
AMVEST Gas Resources, Inc.	Helvetia Coal Company
AMVEST Mineral Services, Inc.	Island Creek Coal Company
AMVEST Minerals Company, LLC.	Keystone Coal Mining Corporation
AMVEST Oil & Gas, Inc.	Knox Energy, LLC.
AMVEST West Virginia Coal, LLC.	Laurel Run Mining Company
Braxton-Clay Land & Mineral, Inc.	Leatherwood, Inc.
Cardinal States Gathering Company	Little Eagle Coal Company, LLC.
Cargo Dockers Ltd.	McElroy Coal Company
Central Ohio Coal Company	MOB Corporation
CNX Funding Corporation	Mon River Towing, Inc.
CNX Gas Company LLC	Mon-View, LLC
CNX Gas Corporation	MTB, Inc.
CNX Land Resources Inc.	Nicholas-Clay Land & Mineral, Inc.
CNX Marine Terminals Inc. (formerly Consolidation Coal Sales Company)	North Penn Pipe & Supply, LLC
Peters Creek Mineral Services, Inc.
Coalfield Pipeline Company	Piping and Equipment, Inc.
Conrhein Coal Company	Reserve Coal Properties Company
CONSOL Energy Canada Ltd.	Rochester & Pittsburgh Coal Company
CONSOL Energy Holdings LLC VI	Southern Ohio Coal Company
CONSOL Energy Inc.	TEAGLE Company, LLC.
CONSOL Energy Sales Company (formerly CONSOL Sales Company)	TECPART Corporation
Terra Firma Company
CONSOL Financial Inc.	Terry Eagle Coal Company, L.L.C.
CONSOL of Canada Inc.	Terry Eagle Limited Partnership
CONSOL of Central Pennsylvania LLC	Twin Rivers Towing Company
CONSOL of Kentucky Inc.	Vaughan Railroad Company
CONSOL of Ohio LLC	Western Allegheny Energy, LLC
CONSOL of WV LLC	Windsor Coal Company
CONSOL of Wyoming LLC	Wolfpen Knob Development Company
Consol Pennsylvania Coal Company LLC (formerly Consol Pennsylvania Coal Company)	Youngs Creek Mining Company, LLC

Consolidation Coal Company
Eighty-Four Mining Company